Exhibit 99.1

Exhibit 99.1 Plant News & Ethanol Update November 2010 Preparing for your 2010 tax filings: HES information Homeland Energy is in the beginning stages of tax return planning for the year ending Dec. 31, 2010. Due to the favorable difference between book and tax depreciation, we anticipate reporting a taxable loss for the year. The estimated taxable loss at this point in time is approximately $100 to $150 per membership unit. Keep in mind that this favorable tax treatment for book and tax depreciation will reverse in future years creating the potential for reporting taxable income to the members. This year Homeland will be eligible to use 1/5 of the Investment Tax Credit awarded by the Iowa Department of Economic Development, which will amount to $21.87 per membership unit. Please consult with your tax preparer regarding this information so that you can plan accordingly your end of year tax preparation. Safety firm honors Homeland Energy with ‘Award of Merit’ ERI Solutions Inc., the industry leader for safety services in grain ethanol, last month announced the winners of their third annual ERI safety awards. On the list this year for receiving the “Award of Merit” is Homeland Energy Solutions. “The ‘Award of Merit’ is given to the top 25% of ethanol producers who demonstrate the highest commitment to safety and generate the highest combined scores in the areas of ERI Safety Audit scores, OSHA incident rates, and workers compensation claims,” said Tom Denning, Director of Safety at ERI Solutions. “By demonstrating good safety performance, you can tell that both the management and employees of Homeland Energy Solutions are committed to putting safety first,” said Denning. The safety awards are used to recognize the commitment and results of producers’ efforts to put safety on top of the industry’s priority lists. “With the continued call for positive economic results, it is important to stop and recognize the positive impact to the bottom-line that can come from low personal injury rates and lost time incidents,” states Bruce Pearson, President of ERI Solutions. “Good safety performance not only saves money, but ensures everyone goes home at night as healthy as they came in,” he said. The ERI Safety Group is made up of more than 65 ethanol producers representing almost 40% of the US ethanol industry’s production. Overall, the ethanol industry has seen marked improvement in its OSHA incident rates since 2005 and continues to demonstrate American ingenuity in solving the US’s dependency on foreign oil. “The safety awards were created to recognize the ethanol industry’s dedication to the pursuit of excellence in safe operations. We are delighted to recognize the efforts of these fine companies and hope we can inspire more to achieve higher results,” said Pearson. Homeland’s safety committee has just selected the company’s safety motto: Safety comes in ‘cans’: I can. You can. We can.

Page 2 Homeland Energy Solutions November 2010

Third quarter profits top $1.3 million

Homeland Energy Solutions filed its Sept. 30, 2010, quarterly report with the SEC on Nov. 12, 2010. The Homeland team continues to operate the plant at very efficient levels allowing us to continue to see favorable financial results even with a 35% increase in the price of corn compared to the quarter ended June 30, 2010. We showed profits for the quarter of more than $1.3 million or $14.26 per membership unit.

During our third quarter of 2010, we signed a Third Amendment to our Loan Agreement with Home Federal which allowed us to release $10 million from our restricted cash to pay on our long term debt provided we paid an additional $10 million from Homeland's excess cash. The total long term debt paid as of Sept. 30, 2010, is nearly $30 million. Please note that even after the substantial debt reduction, Homeland's Book Value per membership unit continues to increase.

Highlights of the financial results are as follows. A more detailed version of the financial results is currently available on the HES or SEC website.

— Jeff Grober, Chief Financial Officer
Homeland Energy Solutions

BALANCE SHEET				
	9/30/10	6/30/10	3/31/10	12/31/09
Current Assets	$18,495,942	$23,081,129	$25,017,424	$19,811,778
Property & Equipment	141,759,292	144,250,831	146,436,843	149,107,152
Other Assets	2,944,666	13,069,402	13,134,598	13,600,758
Total Assets	163,199,900	180,401,362	184,588,865	182,519,688
Current Liabilities	$14,441,159	$11,093,397	15,498,682	$12,652,511
Long-term Liabilities	31,704,602	53,557,751	55,410,855	62,263,911
Total Members' Equity	117,054,139	115,750,214	113,679,328	107,603,266
Total Liabilities & Equity	163,199,900	180,401,362	184,588,865	182,519,688
Book Value per membership unit	1,280	1,266	1,243	1,177

INCOME STATEMENT				
	Qtr Ended 9/30/10	Qtr Ended 9/30/09	Year to date 9/30/10	Year to date 9/30/09
Revenue	$62,731,797	52,934,845	175,375,199	92,497,563
Cost of Goods Sold	60,382,414	47,307,748	162,739,328	85,441,326
Operating Expenses	513,280	578,274	1,446,319	1,854,899
Operating Income (Loss)	1,836,103	5,048,823	11,189,552	5,201,338
Other Income (Expenses)	(532,178)	(819,050)	(1,738,679)	(1,064,211)
Net Income (Loss)	1,303,925	4,229,773	9,450,873	4,137,127
Net Income (Loss) Per Unit	$14.26	46.25	103.35	45.24

A note to members: Operating agreement governs director election rules As you may remember, the 2010 Annual Member Meeting was the first opportunity of Homeland’s members to vote for the election of directors to sit on Homeland’s board of directors. There was a slate of fourteen nominees who ran for eight elected board of director positions. We would like to take this opportunity to let you know that Homeland’s board of directors, management, our attorneys, and an independent third party have all reviewed the 2010 director election at length and are confident that the 2010 director election was held properly and in accordance with our Operating Agreement which governs the election of our directors. Meanwhile, the board of directors believes that over the past year, Homeland’s elected board of directors has been instrumental in a successful year in which Homeland has not only enjoyed profitable operations but has significantly paid down the company’s debt. If you have concerns regarding any matter related to Homeland, please feel free to contact any member of Homeland’s board of directors or Homeland’s President Walter Wendland to discuss your concerns. We are interested in maintaining an open dialogue with our members in an effort to continue Homeland’s success in its 2011 fiscal year and beyond. Nominations needed for ‘11 election The Homeland Energy Solutions annual meeting will be held again this year in late March or early April and the nominating committee consisting of Jim Boeding, Pat Boyle, and Chad Kuhlers are looking for persons interested in running for a board position. The directors that were elected for a one year term at the last annual meeting and are running for re-election are Duane Schwickerath and Matt Driscoll. If you are interested in running for a board position please call one of the members of the nominating committee or the Homeland office. Committee members may be contacted at: Jim Boeding — 563-380-1668 or jboeding@alpinecom.net Pat Boyle — 563-379-1605 or pb14707@gmail.com Chad Kuhlers — 651-583-1869 or kuhlers@mchsi.com Ethanol industry news & notes E15 waiver OK’d for ‘07 & newer cars, but lawsuits filed While the EPA last month did approve a waiver for the use of E15 ethanol blends, it is unlikely to be in wide use anytime soon, due to limits placed on its use and lawsuits filed fighting its approval. The EPA’s approval was limited to cars built in model year 2007 and newer, which could deter blenders and retailers from offering the fuel due to the limited use. The waiver has also been challenged by both the American Petroleum Institute and a “coalition” of meat producers and food processors in federal lawsuits. USDA projects record corn use for ethanol In a November report, the USDA stated that during the 2009-2010 season ended Aug. 31, 4.568 billion bushels of corn were used to produce 12.79 billion gallons of ethanol in the United States. The agency predicts that the 2010-2011 level will reach 4.8 billion bushels of corn used to produce as much as 13.44 billion gallons of ethanol, an increase of 9.5% from this year. Ending stocks for 2010-2011 are now expected to be 827 million bushels, the lowest since 1995-1996. The industry will need to increase corn acres for next year. NASCAR to burn E-15 NASCAR will switch to E15 Ethanol fuel beginning next year for all Sprint Cup, Nationwide and Camping World Truck Series races. The ethanol will be corn-based, NASCAR chairman Brian France said. France and other officials said switching to the new fuel shouldn’t impact mileage and has shown signs of providing more power for drivers.

Homeland Energy Solutions Board of Directors Jim Boeding, Chairman Leslie Hansen, Vice Chairman Christine Marchand, Secretary Pat Boyle Jerry Calease Mathew Driscoll Ed Hatten Maurice Hyde Chad Kuhlers Steve Retterath Duane Schwickerath Management Team Walter Wendland, President & CEO Jeff Grober, Chief Financial Officer Chad Kuhlers, Chief Operations Officer Stan Wubbena, Grain Merchandiser 2779 Highway 24 Lawler, IA 52154 563-238-5555 Fax: 563-238-5557 This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words “believe”, “hope”, “expect”, “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our web site or upon request. What’s a ‘lame duck’ to do? Washington is full of clever names to describe the dysfunctional way in which it sometimes operates. This year, we will be witness to one of my personal favorites—the Lame Duck. After the elections, Congress will return to work to deal with all the issues that it failed to address before adjourning for the elections. Specifically, it must pass annual appropriations bills that will fund the federal government for the coming year—things such as the military, air traffic controllers, etc. Also likely to see an up or down vote is legislation that would extend expiring tax cuts and incentives. Most prominent of these in the public eye are the so-called Bush tax cuts that expire at the end of the year. Political prognosticators in Washington will tell you that if this bill does make it to the floor of the House or Senate, it will be a straight up or down vote on whether to extend them for a short time. Essentially, this will be a punt from the current Congress turning the ball over to the incoming Congress and those newly elected members. Such a dynamic provides America’s ethanol industry an opportunity to extend important tax incentives critical to the continued growth of this industry. The reason is as simple as the tax incentive itself. And therein lies the secret to success. With a lame duck Congress in chaos resulting from the retirements and new members-elect, it will not have an appetite for new legislation that requires committee hearings and markups. Rather, it will be looking to legislation and policies that are already vetted and, for lack of a better analogy, they can simply cut and paste. The Volumetric Ethanol Excise Tax Credit, or VEETC, fits this bill to a tee. This is a policy that has been fully vetted, proven to be effective, and enjoys bipartisan support in both the House and the Senate. It can easily be included in tax legislation as is, requiring only a change to the expiration date that, frankly, is fixed with correction fluid and a pen. In this space, I have repeatedly warned that expiration of VEETC comes with consequences. Hundreds of millions of gallons of capacity may idle, tens of thousands of Americans will lose their jobs, and America will import more oil. With concerns over the economy and job creation still dictating Congressional behavior, it is unlikely members want to see more Americans added to unemployment rolls. Extending the tax incentive now will make discussions on how to enhance and improve the incentive more productive. Having to start over from scratch would add a new layer of challenges to those this industry already faces. Let me be clear: This is not a guarantee. There is still work that must be done. The air of contradiction within the industry perceived by Congress over the importance of VEETC has hampered efforts to resolve this issue. It is critical that the industry say forcefully and in a united voice that extending VEETC is essential to the continued evolution of ethanol production in America. Despite the industry having multiple voices throughout its history, we have been able to unite behind policies important to the industry and I believe we will once again. There is simply too much at stake. I encourage anyone interested in securing the future for biofuels in America to call their members of Congress—current and/or newly elected—and let them know these tax policies are important. Your voices will make the difference. — Bob Dinneen, President & CEO Renewable Fuels Association www.homelandenergysolutions.com info@homelandenergysolutions.com